Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2021 relating to the financial statements of FreightCar America, Inc. and subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 20, 2022